THE HANOVER INSURANCE GROUP, INC. INCREASES

ANNUAL DIVIDEND by $0.30, to $0.75 PER SHARE

WORCESTER, Mass., (October 20, 2009) - The Board of Directors of The Hanover Insurance Group, Inc. (NYSE: THG) today declared an annual dividend of 75 cents ($0.75) per share on the issued and outstanding common stock of the company, payable December 9, 2009, to shareholders of record at the close of business on November 25, 2009. This represents an increase of 30 cents, or 67% from the dividend paid last year.

The board also authorized a change in the company’s dividend payment schedule from a single annual cash dividend to quarterly dividend payments, subject to subsequent board authorization and declaration each quarter, beginning in fiscal year 2010.

“I am pleased to announce that we have increased our annual dividend for the fifth consecutive year,” said Frederick H. Eppinger, chief executive officer of The Hanover. “The increase this year, the decision to switch to a quarterly dividend schedule, and the increase in our share repurchase program announced last month, all are driven by our continuing commitment to deliver value to our shareholders, and demonstrate the board’s confidence in our capital position, financial strength and future.”

Forward-Looking Statements

Statements regarding our balance sheet, financial strength, capital and liquidity positions, potential for future profitable growth and positive cash flow, and dividends payable to our shareholders, which may be subject to future increases, decreases, or elimination are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.”

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

CONTACTS
Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com